Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
January 29, 2009	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES

$7.4 MILLION OF NET INCOME FOR THE YEAR 2008

WITH ASSETS REACHING $1.5 BILLION

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $7.4 million ($0.63 per basic common share and $0.62 per diluted common share) for the year ended December 31, 2008 compared to $7.7 million ($0.73 per basic common share and $0.71 per diluted common share) for 2007, a 4% decline in net income.

For the three months ended December 31, 2008, the Company earned $1.7 million ($0.12 per basic common share and $0.12 per diluted common share) compared to $2.3 million ($0.22 per basic common share and $0.21 per diluted common share) for the three months ended December 31, 2007.  This decrease was due primarily to a non-recurring $1.0 million pre-tax amount recorded in the fourth quarter of 2007 from settlement of a subordinated financing transaction.

Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on October 1, 2008.

“At a time of substantial stress in our financial markets and instability in many banks, we are extremely pleased to report positive earnings and continued asset and capital growth for the fourth  quarter and full year 2008,” noted Ronald D. Paul, Chairman and CEO of Eagle Bancorp, Inc. “In spite of a very difficult interest rate environment during 2008, wherein the Federal Reserve has lowered the targeted federal funds interest rate by 400 basis points to a record low level to combat a weakening economic situation, the Company maintained a net interest margin in excess of 4.00% for the twelve months ended December 31, 2008.”

A significant portion of the growth in the balance sheet in 2008 was the result of the consummation of the acquisition of Fidelity & Trust Financial Corporation (“Fidelity & Trust”) on August 31, 2008. The acquisition added approximately $360 million in loans, $100 million in investments, $385 million in deposits, $70 million in customer repurchase agreements and other  borrowings, and $13 million in equity capital, as of the date of consummation. The earnings of the Fidelity & Trust operations are included in the Company’s results in 2008 for the four months ended December 31, 2008, the period subsequent to consummation.

Growth in average loans, deposits and other funding sources were the major drivers of the increase in net interest income for the three months ended December 31, 2008 as compared to the same three month period in 2007. Growth in these areas was primarily a result of the acquisition, but also reflects a $100 million increase in loans during the fourth quarter.

For the three months ended December 31, 2008, the Company reported an annualized return on average assets (ROAA) of 0.46% as compared to 1.06% for the three months ended December 31, 2007; while the annualized return on average common equity (ROAE) for the most recent quarter was 5.21%, as compared to 11.33% for the three months ended December 31, 2007. The most significant factors affecting these ratios have been a decline in the net interest margin, higher provisioning for credit losses, and a decrease in noninterest income due primarily to a non-recurring $1.0 million pre-tax amount recorded in the fourth quarter of 2007 from settlement of a subordinated financing transaction.

Both lending and deposit activities showed growth in the fourth quarter of 2008 as compared to the same period in 2007, as average loans increased 77% and average deposits increased by 75%. For the twelve months ended December 31, 2008, average loans increased 38% and average deposits increased 32%. A significant portion of these increases was due to inclusion of the balances acquired in the Fidelity & Trust acquisition as of August 31, 2008.

Net interest income increased 50% for the three months ended December 31, 2008 over 2007. The effect of favorable balance sheet growth was offset partially by a decline in the net interest margin of 56 basis points. For the three months ended December 31, 2008, the net interest margin was 3.74% as compared to 4.30% for the three months ended December 31, 2007. The Company’s net interest margin remains favorable compared to peer banking companies. The Company’s net interest margin for the fourth quarter of 2008 declined by 37 basis points (to 3.74%) from the net interest margin for the third quarter of 2008 of 4.11%, in part due to a lower net interest margin from the assets and liabilities acquired from Fidelity & Trust and in part due to the effect on the net interest margin of lower market interest rates over the past three months resulting from the reduction of the federal funds rate from 4.25% at December 31, 2007 to 2.00% at September 30, 2008 and ..25% at December 31, 2008.

The net interest margin is also being compressed by the cost of the additional capital the Company raised in the third quarter. On August 28, 2008 the Company sold an aggregate of $12.15 million of subordinated notes (the “Notes”).  The Notes bear interest at a fixed rate of 10.0% per year.  The Company recognized interest expense amounting to $310 thousand for the fourth quarter and $425 thousand for the year ended December 31, 2008.

The provision for credit losses was $1.4 million for the fourth quarter of 2008 as compared to $883 thousand for the fourth quarter of 2007.  The higher provisioning in the fourth quarter of 2008 as compared to the fourth quarter of 2007 is primarily attributable to higher levels of loan growth in the fourth quarter of 2008 versus 2007, risk migration within the portfolio, and increases in specific reserves for problem loans. The provision for credit losses was $4.0 million for the year ended December 31, 2008 as compared to $1.6 million in 2007. The higher provisioning in the year ended December 31, 2008 as compared to 2007 is attributable to substantially higher levels of loan growth, risk migration within the portfolio and increases in reserve allocations on classified loans.

At December 31, 2008 the allowance for credit losses represented 1.45% of loans outstanding, as compared to 1.12% at December 31, 2007 and 1.46% at September 30, 2008. The higher allowance percentage at December 31, 2008 as compared to December 31, 2007 resulted primarily from the acquisition of the loan portfolio of Fidelity & Trust whose allowance for credit losses was approximately $7.5 million or 2.10% of loans outstanding at August 31, 2008. At December 31, 2008, the allowance represented 76% of non-performing loans.

For the fourth quarter of 2008, the Company recorded net charge-offs of $166 thousand as compared to $250 thousand of net charge-offs for the fourth quarter of 2007. For the year ended December 31, 2008 net charge-offs totaled $1.1 million versus $1 million for the twelve months ended December 31, 2007. Net charge-offs in the twelve months ended December 31, 2008 were attributable to charge-offs in commercial construction and land development loans ($446 thousand), the un-guaranteed portion of SBA loans ($337 thousand), non-real estate commercial business loans ($100 thousand), consumer loans ($210 thousand), and commercial real estate investment property loans ($29 thousand).

The ratio of non-performing loans to total loans increased from 1.79% ($21.0 million) at September 30, 2008 to 1.90% ($24.2 million) at December 31, 2008, an increase of $3.2 million. The ratio at December 31, 2008 was elevated as compared to December 31, 2007 of 0.74% ($5.3 million). A portion of the increase occurred in the third quarter of 2008 following the acquisition of Fidelity & Trust’s impaired loans which were recorded at estimated fair value at the acquisition date in accordance with generally accepted accounting principles. The increase in non-performing loans at December 31, 2008 as compared to September 30, 2008 relates primarily to two specific commercial real estate loan relationships which have experienced delays and/or cost overruns in the construction and development processes. Management believes that the Company is adequately reserved for the identified risk inherent in the loan portfolio at December 31, 2008.

Noninterest income for the fourth quarter of 2008 was $1.3 million as compared to $2.0 million for the three months ended December 31, 2007, a 36% decrease. This decrease was due primarily to a non-recurring $1.0 million recorded in the fourth quarter of 2007 from settlement of a subordinated financing transaction. Excluding this non-recurring transaction, noninterest income increased 30% over the same period in 2007, in part due to the Fidelity & Trust acquisition. Other major contributors were higher service charges on deposit accounts and loan fees, offset by a lower volume of SBA and residential mortgage loan sales activity which is subject to significant quarterly variances.

Noninterest expenses were $10.5 million for the fourth quarter of 2008, as compared to $6.5 million for 2007, a 62% increase, in part due to the Fidelity & Trust acquisition consummated as of August 31, 2008. Other primary reasons for this increase were merit increases and related personnel costs, increased broker fees, higher internet and license agreement fees, increased legal, accounting and professional fees, including loan collection costs, and acquisition related expenses. In addition, higher costs were incurred in the fourth quarter for marketing, sponsorship, and professional services associated with the EagleBank Bowl, a new NCAA Bowl in 2008 played in Washington, D.C. on December 20th. The efficiency ratio, which measures the level of noninterest expense to total revenue, was 72.54% for the three months ended December 31, 2008, as compared to 59.87% for the three months ended December 31, 2007.

For the year ended December 31, 2008, the Company reported ROAA of 0.69% as compared to 0.96% for the same period in 2007, while the ROAE was 8.05%, as compared to 10.03% for the same period in 2007. Declines in these ratios were due primarily to lower net interest margins and higher loan loss provisions, factors which are being experienced throughout the banking industry.

For the year ended December 31, 2008, net interest income increased 26% over the year of 2007. As noted above, average loans increased 38% and average deposits increased by 32%, due in part to the Fidelity & Trust acquisition.  The net interest margin for the year of 2008 was 4.05% as compared to 4.37% for 2007, as the effects of a steep decline in market interest rates impacted the Company. Additionally, a portion of the decline was due to lower margins on the assets and liabilities acquired from Fidelity & Trust. The Company believes it has managed the significant decline in market interest rates well and currently has a favorable net interest margin as compared to peer banking companies.

Noninterest income for the full year of 2008 was $4.4 million compared to $5.2 million for the same period in 2007, a decrease of 16%. The decrease was attributed primarily to the $1.0 million of nonrecurring income in the fourth quarter of 2007 from the settlement of a subordinated financing transaction. Excluding this transaction, recurring non-interest income increased 10%, which includes the impact of the Fidelity & Trust acquisition. Other factors were higher service charges on deposit accounts of $919 thousand ($2.4 million in 2008 versus $1.5 million in 2007), and lower volume of SBA and residential mortgage loan sales activity ($426 thousand in 2008 versus $1.0 million in 2007).

Noninterest expenses were $30.8 million for the full year of 2008, as compared to $24.9 million for 2007, a 24% increase, which includes the larger organization subsequent to the Fidelity & Trust acquisition. The other primary reasons for this increase were merit increases, higher personnel costs, increased broker fees, higher internet and license agreement fees, increased legal, accounting and professional fees, including loan collection costs, and acquisition related expenses. In addition, higher costs were incurred for marketing, sponsorship, and professional services associated with the EagleBank Bowl. The efficiency ratio for the year of 2008 was 66.49% as compared to 64.67% for 2007.

By all regulatory measures, the Company and EagleBank were well capitalized at December 31, 2008.  On December 5, 2008, the Company issued $38.235 million of preferred stock to the U.S. Treasury under the Capital Purchase Plan (commonly referred to as TARP) established under the Emergency Economic Stabilization Act of 2008. The preferred shares carry a cumulative annual dividend at a rate of 5% for five years and 9% thereafter. Additionally, the Company issued warrants to the U.S. Treasury for the purchase of 770,867 shares of the Company’s common stock with an exercise price of $7.44 and a term of ten years. Considering the value ascribed to the warrants, the effective dividend rate on the preferred shares is 6.18%.

The Company has utilized these capital funds towards the funding of $100 million in new loans in its portfolio in the fourth quarter of 2008.  The Company expects to continue to grow its loan portfolio throughout 2009.

At December 31, 2008, total assets were $1.50 billion compared to $846.4 million at December 31, 2007, a 77% increase. Total deposits amounted to $1.13 billion at December 31, 2008, a 79% increase over deposits of $630.9 million at December 31, 2007, while total loans increased to $1.27 billion at December 31, 2008, from $716.7 million at December 31, 2007, a 77% increase. Total borrowed funds, excluding customer repurchase agreements, increased to $122.1 million at December 31, 2008 from $52.0 million at December 31, 2007, a 135% increase. These increases in large part reflect the Fidelity & Trust acquisition. The increase in borrowed funds represents a heavier reliance on such funds to meet loan growth.

The Company paid a cash dividend of $0.0545 per common share for each of the first and second quarters of 2008 and each quarter of 2007. In July 2008, the Company, in an action to conserve capital, discontinued the payment of its quarterly cash dividend. On October 1, 2008, the Company paid a 10% stock dividend on the common stock.

The Summary of Financial Information which follows provides more detail of the Company’s performance for the year and three months ended December 31, 2008 as compared to 2007, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K as amended, for the year ended December 31, 2007 as filed with the Securities and Exchange Commission (the “SEC”).

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. A new office in Potomac, Maryland is planned to open in the fourth quarter of 2009. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, the Company’s ability to successfully integrate the operations of Fidelity & Trust  and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.

Statements of Financial Condition

(in thousands)

	December 31, 2008	September 30, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$27,157	$27,452	$15,408
Interest bearing deposits with banks and other short term investments	2,489	6,958	4,490
Federal funds sold	191	11,668	244
Investment securities available for sale, at fair value	169,079	213,915	87,117
Loans held for sale	2,718	2,844	2,177
Loans	1,271,026	1,170,583	716,677
Less: Allowance for credit losses	(18,403)	(17,119)	(8,037)
Premises and equipment, net	9,666	9,724	6,701
Accrued interest and other assets	32,532	31,520	21,623
Total Assets	$1,496,455	$1,457,545	$846,400

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$223,580	$214,160	$142,477
Interest bearing transaction	54,801	62,177	54,090
Savings and money market	271,791	281,215	177,081
Time, $100,000 or more	249,516	275,296	173,586
Other time	329,692	304,519	83,702
Total deposits	1,129,379	1,137,367	630,936
Customer repurchase agreements and federal funds purchased	93,855	104,243	76,408
Other borrowings	122,097	91,150	52,000
Other liabilities	8,752	24,192	5,890
Total liabilities	1,354,084	1,356,952	765,234
Total stockholders’ equity (1)	142,371	100,593	81,166
Total Liabilities and Stockholders’ Equity	$1,496,455	$1,457,545	$846,400

(1)	Includes, at December 31, 2008, $38.235 million in preferred stock issued on December 5, 2008 pursuant to the Capital Purchase Program

Eagle Bancorp, Inc.

Statements of Income and Highlights

(in thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Income Statements
Total interest income	$65,657	$57,077	$20,904	$14,879
Total interest expense	23,676	23,729	7,680	6,036
Net interest income	41,981	33,348	13,224	8,843
Provision for credit losses	3,979	1,643	1,450	883
Net interest income after provision for credit losses	38,002	31,705	11,774	7,960
Noninterest income (before investment gains or losses)	4,364	5,180	1,314	1,961
Investment gains (losses)	2	6	(53)	(1)
Total noninterest income	4,366	5,186	1,261	1,960
Salaries and employee benefits	16,728	14,167	5,270	3,784
Premises and equipment expenses	5,424	4,829	1,861	1,180
Marketing and advertising	1,054	465	734	109
Other expenses	7,611	5,460	2,642	1,395
Total noninterest expense	30,817	24,921	10,507	6,468
Income before income tax expense	11,551	11,970	2,528	3,452
Income tax expense	4,123	4,269	867	1,166
Net income	$7,428	$7,701	$1,661	$2,286

Per Share Data (1):
Earnings per weighted average common share, basic (2)	$0.63	$0.73	$0.12	$0.22
Earnings per weighted average common share, diluted (2)	$0.62	$0.71	$0.12	$0.21
Weighted average common shares outstanding, basic	11,556,569	10,531,236	12,703,425	10,658,364
Weighted average common shares outstanding, diluted	11,682,059	10,849,975	12,777,262	10,873,180
Actual shares outstanding	12,714,355	10,693,447	12,714,355	10,693,447
Book value per common share at period end	$8.19	$7.59	$8.19	$7.59
Dividend per common share	$0.11	$0.22	$—	$0.05

Performance Ratios (annualized):
Return on average assets	0.69%	0.96%	0.46%	1.06%
Return on average common equity	8.05%	10.03%	5.21%	11.33%
Net interest margin	4.05%	4.37%	3.74%	4.30%
Efficiency ratio (3)	66.49%	64.67%	72.54%	59.87%

Other Ratios:
Allowance for credit losses to total loans	1.45%	1.12%	1.45%	1.12%
Non-performing loans to total loans	1.90%	0.74%	1.90%	0.74%
Net charge-offs (annualized) to average loans	0.12%	0.15%	0.05%	0.15%
Average common equity to average assets	8.37%	9.59%	7.00%	9.39%
Tier 1 leverage ratio	9.39%	9.46%	9.39%	9.46%
Tier 1 risk based capital ratio	9.97%	10.20%	9.97%	10.20%
Total risk based capital ratio	12.11%	11.21%	12.11%	11.21%

Average Balances (in thousands):
Total assets	$1,076,044	$800,437	$1,450,553	$852,243
Total earning assets	$1,037,732	$762,628	$1,406,422	$816,187
Total loans (4)	$911,329	$659,204	$1,218,067	$687,030
Total deposits	$839,568	$634,332	$1,152,378	$659,355
Total borrowings	$138,022	$85,118	$177,954	$107,697
Total stockholders’ equity	$92,892	$76,760	$113,245	$80,058

(1)	Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on October 1, 2008
(2)

Earnings per weighted average common share, basic and diluted, for the three and twelve months ended December 31, 2008 was reduced by the accrued dividends of $177,000 on the preferred stock issued on December 5, 2008 pursuant to the Capital Purchase Program

(3)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Includes loans held for sale

Eagle Bancorp, Inc.

Statements of Income and Highlights (Quarterly Trends)

(in thousands, except per share data) (Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	2007	2007	2007	2007
Income Statements
Total interest income	$20,904	$16,744	$13,995	$14,014	$14,879	$14,355	$14,107	$13,736
Total interest expense	7,680	5,829	4,753	5,414	6,036	6,017	5,909	5,767
Net interest income	13,224	10,915	9,242	8,600	8,843	8,338	8,198	7,969
Provision for credit losses	1,450	995	814	720	883	421	36	303
Net interest income after provision for credit losses	11,774	9,920	8,428	7,880	7,960	7,917	8,162	7,666
Noninterest income (before investment gains or losses)	1,314	1,150	970	930	1,961	1,032	1,196	991
Investment gains (losses)	(53)	45	—	10	(1)	—	—	7
Total noninterest income	1,261	1,195	970	940	1,960	1,032	1,196	998
Salaries and employee benefits	5,270	4,172	3,646	3,640	3,784	3,577	3,454	3,352
Premises and equipment expenses	1,861	1,380	1,103	1,080	1,180	1,186	1,255	1,208
Marketing and advertising	734	125	114	81	109	134	131	91
Other expenses	2,642	1,893	1,669	1,407	1,395	1,276	1,391	1,398
Total noninterest expense	10,507	7,570	6,532	6,208	6,468	6,173	6,231	6,049
Income before income tax expense	2,528	3,545	2,866	2,612	3,452	2,776	3,127	2,615
Income tax expense	867	1,284	1,011	961	1,166	1,021	1,149	933
Net income	$1,661	$2,261	$1,855	$1,651	$2,286	$1,755	$1,978	$1,682

Per Share Data (1):
Earnings per weighted average common share, basic (2)	$0.12	$0.20	$0.17	$0.15	$0.22	$0.16	$0.19	$0.16
Earnings per weighted average common share, diluted (2)	$0.12	$0.19	$0.17	$0.15	$0.21	$0.16	$0.18	$0.15
Weighted average common shares outstanding, basic	12,703,425	11,482,401	10,816,857	10,759,361	10,658,364	10,538,869	10,486,041	10,437,424
Weighted average common shares outstanding, diluted	12,777,262	11,576,095	10,896,766	10,927,392	10,873,180	10,822,376	10,794,891	10,798,382
Actual shares outstanding	12,714,355	12,686,128	10,826,828	10,769,277	10,693,447	10,542,432	10,519,479	10,460,584
Book value per common share at period end	$8.19	$7.93	$7.78	$7.76	$7.59	$7.40	$7.23	$7.12
Dividend per common share	$—	$—	$0.05	$0.05	$0.05	$0.05	$0.05	$0.05

Performance Ratios (annualized):
Return on average assets	0.46%	0.82%	0.84%	0.77%	1.06%	0.88%	1.02%	0.88%
Return on average common equity	5.21%	9.97%	8.81%	7.98%	11.33%	9.09%	10.50%	9.23%
Net interest margin	3.74%	4.11%	4.34%	4.19%	4.30%	4.34%	4.45%	4.41%
Efficiency ratio (3)	72.54%	62.51%	63.96%	65.07%	59.87%	65.88%	66.33%	67.44%

Other Ratios:
Allowance for credit losses to total loans	1.45%	1.46%	1.15%	1.15%	1.12%	1.09%	1.11%	1.14%
Non-performing loans to total loans	1.90%	1.79%	1.45%	1.54%	0.74%	0.82%	0.22%	0.25%
Net charge-offs (annualized) to average loans	0.05%	0.27%	0.20%	0.01%	0.15%	0.18%	0.01%	0.26%
Average equity to average assets	7.00%	8.21%	9.51%	9.67%	9.39%	9.69%	9.70%	9.59%
Tier 1 leverage ratio	9.39%	8.79%	9.43%	9.55%	9.46%	9.78%	9.85%	9.70%
Tier 1 risk based capital ratio	9.97%	7.55%	9.74%	9.90%	10.20%	10.87%	10.84%	11.00%
Total risk based capital ratio	12.11%	9.75%	10.80%	10.95%	11.21%	11.90%	11.87%	12.00%

Average Balances (in thousands):
Total assets	$1,450,553	$1,098,285	$891,012	$860,030	$852,243	$799,242	$778,454	$770,880
Total earning assets	$1,406,422	$1,057,542	$857,232	$825,463	$816,187	$761,378	$738,501	$732,529
Total loans (4)	$1,218,067	$922,224	$770,034	$731,501	$687,030	$665,222	$647,714	$636,225
Total deposits	$1,152,378	$863,931	$683,151	$655,105	$659,355	$636,573	$624,413	$616,492
Total borrowings	$177,954	$138,374	$118,634	$116,684	$107,697	$80,951	$74,948	$76,577
Total stockholders’ equity	$113,245	$90,223	$84,708	$83,200	$80,058	$77,469	$75,549	$73,890

(1)	Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on October 1, 2008
(2)

Earnings per weighted average common share, basic and diluted, for the three months ended December 31, 2008 was reduced by the accrued dividends of $177,000 on the preferred stock issued on December 5, 2008 pursuant to the Capital Purchase Program

(3)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Includes loans held for sale